Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-02651; 333-59367; 333-86423; 333-69766 and 333-119249) and Forms S-3 (File Nos. 333-137993; 333-45532; 333-115261 and 333-115645) of CanArgo Energy Corporation our Reports dated March 10, 2007 relating to the financial statements as of December 31, 2006 and 2005 and for the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which appear on page F-3, 76 and 77 of this Annual Report.
L J Soldinger Associates LLC
Deer Park, Illinois, USA
March 10, 2007

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